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EXHIBIT 8.1

[Letterhead of Holme Roberts & Owen LLP]

June 17, 2005

UnitedGlobalCom, Inc.
4643 South Ulster Street
Suite 1300
Denver, CO 80237

Re:
UGC Rights Offering—U.S. Federal Income Tax Discussion In Prospectus

Ladies and Gentlemen:

        We have acted as counsel to UnitedGlobalCom, Inc., a Delaware corporation ("UGC"), in connection with its issuance of its 1 3/4% Convertible Senior Notes due April 15, 2024 ("Senior Notes").

        You have requested our opinion with respect to the discussion (the "Discussion") set forth under the heading "Material United States Federal Income Tax Consequences" in the prospectus (the "Prospectus") included as part of Post-Effective Amendment No. 1 to UGC's Registration Statement (Registration No. 333-117079) (the "Registration Statement") on Form S-3, filed with the Securities and Exchange Commission (the "Commission") in connection with the Senior Notes.

        In rendering this opinion, we have (with your permission and without any investigation or independent verification) assumed (i) the accuracy and completeness, at all relevant times, of the facts, statements, and other information set forth in the Prospectus, (ii) that UGC and Liberty Global, Inc. ("LGI") will act in accordance with the terms and conditions of the Senior Notes as described in the Prospectus and that such parties will refrain from taking any action that is either inconsistent with, or prohibited by, such terms and conditions, and (iii) that the obligations of the parties to the Senior Notes as described in the Prospectus constitute legal, valid, binding, and enforceable obligations.

        In rendering this opinion, we have also assumed (with your permission and without any investigation or independent verification) that the factual statements and other representations made by UGC in UGC's tax representation letter dated as of the date hereof (the "UGC Tax Representation Letter") are accurate and complete, without regard to any limitation as to knowledge and belief.

        This opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations promulgated thereunder, and publicly available administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

        Subject to the assumptions, conditions, and qualifications described herein and in the Discussion, in our opinion the Discussion accurately summarizes the United States federal income tax consequences that are expected to be material to a typical U.S. holder and to a typical non-U.S. holder (as each term is defined in the Discussion) that purchase the Senior Notes.

        This opinion represents our current legal judgment on the specific issue addressed herein, based on the assumptions, conditions, qualifications and applicable law described above. This opinion does not address any other issue, including whether the Senior Notes have original issue discount, or any tax consequences to holders of the Senior Notes arising from the business combination transaction by which UGC became a subsidiary of LGI. This opinion has no official legal status of any kind and is not binding on the Internal Revenue Service (the "IRS") or the courts, and the IRS could take a position contrary to this opinion and, if the matter is litigated, a court could reach a contrary decision.

        This opinion is being rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect this opinion, including without limitation, changes in applicable facts or law. Further, this opinion does not apply to the extent the U.S. federal income tax consequences of acquiring, holding or disposing of the Senior Notes may be affected by any future transaction that may be undertaken by UGC.

        We are furnishing this opinion to you in connection with the Prospectus and our opinion is not to be relied upon for any other purpose. This opinion may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions and, except as set forth below, may not be furnished to or filed with any person or entity without our prior written consent.

        We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the headings "Material United States Federal Income Tax Consequences" and "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ Holme Roberts & Owen LLP

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  EXHIBIT 8.1